Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Lincare Holdings Inc.:

We consent to the use of our reports dated February 25, 2009, with respect to the consolidated balance sheets of Lincare Holdings Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference.

Our report on the consolidated financial statements refers to a change in the Company’s method of quantifying errors in 2006.

Our report on the consolidated financial statements refers to the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes effective January 1, 2007.

Our report on the consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115 effective January 1, 2008.

Our report dated February 25, 2009, on the effectiveness of internal control over financial reporting as of December 31, 2008, contains an explanatory paragraph that states management’s assessment of and conclusion on the effectiveness of internal control over financial reporting excluded the internal controls of the business acquired from Meridian Healthcare Group Inc., which is included in the 2008 consolidated financial statements of the Company and constituted approximately 1% of total assets as of December 31, 2008 and less than 0.1% of total revenues and net earnings for the year then ended. Our audit of internal control over financial reporting of Lincare Holdings Inc. also excluded an evaluation of the internal control over financial reporting of the business referred to above.

/s/ KPMG LLP
Tampa, Florida
March 23, 2009
Certified Public Accountants